Exhibit 10.1

Grantee Name:        ###PARTICIPANT_NAME### ("Grantee")

Grant Name:         ###GRANT_NAME###

Grant Date:         ###GRANT_DATE### ("Grant Date")

Grant Price:         ###GRANT_PRICE###

Total ###DICTIONARY_AWARD_NAME###:         ###TOTAL_AWARDS### (subject to adjustment)

FLAGSTAR BANCORP, INC.
2016 STOCK AWARD AND INCENTIVE PLAN
RESTRICTED STOCK UNIT AND PERFORMANCE SHARE UNIT
SENIOR EXECUTIVE OFFICER AWARD AGREEMENT

This Award Agreement (this "Agreement") is made effective at the Grant Date set forth above by and between Flagstar Bancorp, Inc., a Michigan corporation (the "Company"), and the Grantee named above.

WHEREAS, the Company sponsors and maintains the Flagstar Bancorp, Inc. 2016 Stock Award and Incentive Plan (the "Plan"); and

WHEREAS, the Grantee has been selected by the Board to receive a grant of Restricted Stock Units and Performance Share Units (collectively, the "Units") under the Plan.

NOW, THEREFORE, the Company and the Grantee hereby agree as follows:

Section 1.Grant of Restricted Stock Units. The Company hereby grants to the Grantee, as of the Grant Date, an award of ###TOTAL_AWARDS### Restricted Stock Units (the "Restricted Stock Units") on the terms and conditions set forth in this Agreement and the Plan. Each Restricted Stock Unit is granted under Section 6(e) of the Plan and represents the right to receive one share of Common Stock at the times and subject to the conditions set forth herein. Capitalized terms that are used but not defined herein have the meaning given to them in the Plan.

(a)
Vesting. The Restricted Stock Units granted by the Company hereunder shall vest in three (3) installments in accordance with the following schedule: (a) twenty-five percent (25%) shall vest on the first anniversary of the Grant Date, (b) twenty-five percent (25%) shall vest on the second anniversary of the Grant Date, and (c) the remaining fifty percent (50%) shall vest on the third anniversary of the Grant Date (each such date, an "RSU Vesting Date"), in each case, subject to the Grantee’s continued employment through the applicable RSU Vesting Date. Vesting of the Restricted Stock Units is additionally subject to the requirement that, at each RSU Vesting Date, the Company has a Tier 1 Leverage Ratio that is at least five percent (5%), consistent with the definition of a "well-capitalized" institution. The Tier 1 Leverage Ratio will be calculated in accordance with the requirements of the Federal Reserve, as described in FR Y-9C on Schedule HC-R, line 44 (or the replacement thereof). If the Company is not "well-capitalized" at an RSU Vesting Date, all RSUs that are then scheduled to vest are forfeited.

(b)
Change in Control. In the event of a Change in Control, any unforfeited Restricted Stock Units will be governed by the provisions of Section 9 of the Plan, which describes the conditions for accelerated vesting of the Restricted Stock Units. Vesting of the Restricted Stock Units in these circumstances will occur only if the Company had remained well-capitalized (as defined above) at the close of the last full quarter preceding the Change in Control.

(c)
Termination for Death or Disability. Any unforfeited Restricted Stock Units shall vest immediately and fully upon the Grantee’s termination of employment due to death or Disability and be settled in accordance with Section 4. Vesting of the Restricted Stock Units in these circumstances will occur only if the Company had remained well-capitalized (as defined above) at the close of the last full quarter preceding the event of death or Disability.

(d)
Termination for other reason than for Death or Disability. If the Grantee’s employment is voluntarily or involuntarily terminated (other than due to death or Disability) prior to the vesting of any Restricted Stock Units, any such unvested Restricted Stock Unit shall be forfeited.

(e)
Account. The Restricted Stock Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company. All amounts credited to this account shall continue for all purposes to be part of the general assets of the Company.

Section 2.Grant of Performance Share Units. The Company hereby grants to the Grantee, as of the Grant Date, an award of ###TOTAL_AWARDS### Performance Share Units (the "Performance Share Units") on the terms and conditions set forth in this Agreement and the Plan. Each Performance Share Unit is granted under Sections 6(e), 6(i) and 7 of the Plan and represents the right to receive one share of Common Stock upon the attainment of performance goals established by the Committee and described in Exhibit A, and subject to the conditions set forth herein.

(a)
Vesting. The Performance Share Units granted by the Company hereunder shall vest one year following the end of the full Performance Period (as defined in Exhibit A) (the "PSU Vesting Date"), subject to and contingent upon (i) the Grantee’s continued employment through the PSU Vesting Date, and (ii) the Committee’s certification of the performance level attained for the Performance Period.

(b)
Change in Control. In the event of a Change in Control, the provisions of Section 9 of the Plan will apply to the Performance Share Units regarding acceleration of vesting, except that, if a Change in Control occurs prior to the end of the Performance Period any PSUs awarded will fully vest and be paid out at target performance levels. If such event occurs between the end of the Performance Period and the Vesting Date, any PSU awards will be paid at the actual performance levels certified by the Committee. Payment will be made as soon as practicable following each such event. Awards may not fully vest in the event of a Change in Control if, in connection with the transactions resulting in the Change in Control, the Company agrees to the assumption of the PSUs or the substitution for the PSUs (or as otherwise described in the Plan).

(c)	Termination for Death or Disability. In the event of Grantee’s termination of employment due to death or Disability:

i.	if such event occurs before the end of the applicable Performance Period the Grantee’s Performance Share Units will fully vest and be paid out at the target performance level; or

ii.
if such event occurs at or after the end of the applicable Performance Period, the Performance Share Units will be deemed to be earned at the actual performance levels certified by the Committee and such earned Units will be fully vested immediately upon termination (or, if later, upon the certification by the Committee which must occur within the applicable short-term deferral period under Section 409A of the Internal Revenue Code) and will be settled in accordance with Section 4 below.

(d)
Termination other than for Death and Disability. If the Grantee’s employment is voluntarily or involuntarily terminated (other than due to death or Disability) prior to the vesting of a Performance Share Unit, any such unvested Performance Share Unit shall be forfeited.

(e)
Account. The Performance Share Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company. All amounts credited to this account shall continue for all purposes to be part of the general assets of the Company.

Section 3.Transfer Restrictions. Until such time as the Units vest and the shares of Common Stock underlying the vested Units have been issued, the Grantee may not assign or otherwise transfer the Units or the rights relating thereto except as provided in the Plan. Any attempt to sell, pledge, assign or otherwise transfer the Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Units or the rights relating thereto will be forfeited by the Grantee and all of the Grantee's rights to such units or related shares of Common Stock shall immediately terminate without any payment or consideration by the Company. Once the Units vest and the shares of Common Stock underlying the Units have been issued, the Grantee may not be able to sell immediately the shares of Common Stock depending on securities laws and under applicable insider trading policies of the Company.  Any inability to sell or transfer the shares of Common Stock underlying the Units will not relieve the Grantee of the obligation to pay any required withholding taxes at the time of vesting (see discussion below under "Tax Withholding").

Section 4.Settlement of Vested Units.

(a)
Within thirty (30) calendar days following the vesting of any Unit, the Company shall distribute to the Grantee the number of shares of Common Stock (either in book-entry form or in any other commercially reasonable manner implemented by the Company) equal to the number of vested Units.

(b)
All distributions in shares of Common Stock shall be in the form of whole shares of Common Stock, and any fractional share shall be distributed in cash in an amount equal to the value of such fractional share determined based on the Fair Market Value of a share of Common Stock on the applicable vesting date.

(c)
This Agreement is subject to compliance with applicable laws, statutes, rules, regulations and policies of, and any agreements with, any regulatory authority, body or agency having jurisdiction over the Company or any of its subsidiaries, including, but not limited to, compliance with any notice, non-objection or approvals requirements set forth in any of the foregoing.

Section 5.Tax Withholding. The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the minimum amount required to be withheld for federal, state and local taxes, domestic or foreign, including payroll taxes, in respect of the Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Company shall determine the amount of such withholding. The Committee, in its sole discretion, may require or permit the Grantee to satisfy any such tax withholding obligation by any one or a combination of the following means:

(a)	the Grantee tendering a cash payment or check payable to the Company; and/or

(b)
the Company withholding shares of Common Stock from the shares of Common Stock otherwise issuable to the Grantee as a result of the vesting of the Restricted Stock Units; provided, however, that shares of Common Stock may be withheld with a value exceeding the minimum statutory amount of tax required to be withheld by law only in accordance with a procedure or policy adopted by the Committee and in effect at the time of vesting.

Section 6.Rights as Stockholder. Except as otherwise provided in the Agreement, the Grantee shall not have any of the rights or privileges of a stockholder with respect to the shares of Common Stock underlying the Units, including but not limited to rights to vote the shares of Common Stock or to receive dividends on the shares of Common Stock, unless and until the Units vest and certificates or other evidence of ownership representing such shares of Common Stock (which may be in book-entry form) have been issued and recorded on the records of the Company, and delivered to the Grantee. After such issuance, recordation and delivery, Grantee will have the rights of a stockholder of the Company with respect to such shares of Common Stock, subject to any restrictions on the shares of Common Stock and the terms and conditions of the Stockholder’s Agreement.

Section 7.No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to continue as an employee of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the right of the Company to terminate Grantee’s employment at any time, with or without cause.

Section 8.Adjustments. The number of Units subject to this Award and related terms will be subject to adjustment in accordance with Section 11(c) of the Plan under a variety of circumstances, including but not limited to splits or other corporate events. Any adjustment made by the Committee shall be conclusive, final and binding. For clarity, no dividend equivalents will be paid or credited on the Units relating to ordinary dividends paid by the Company.

Section 9.Restrictive Covenants. The Grantee acknowledges and agrees that the services provided by the Grantee to the Company and its Affiliates including, but not limited to, Flagstar Bank, FSB (the "Bank"), are of a special, unique and extraordinary nature, and that the restrictions contained in this Section are necessary to prevent the use and disclosure of Confidential Information and to protect other legitimate business interests of the Company and its Affiliates. The Grantee acknowledges that all of the restrictions in this Section are reasonable in all respects, including duration, territory and scope of activity. In the event a court of competent jurisdiction determines as a matter of law that any of the terms of this Section are unreasonable or overbroad, the Company and the Grantee expressly allow such court to reform this Agreement to the extent necessary to make it reasonable as a matter of law and to enforce it as so reformed. The Grantee agrees that the restrictions contained in this Section shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between the Grantee and the Company or its Affiliates.

(a)
Confidentiality. In the course of the Grantee’s performing Grantee’s duties for the Company and its Affiliates, the Company expects to provide Grantee with various proprietary, confidential and trade secret information of the Company and its Affiliates. Such proprietary, confidential and trade secret information may include, but not be limited to, any database of customer accounts; any customer, supplier and distributor list; customer profiles; information regarding sales and marketing activities and strategies; trade secrets; data regarding technology, products and services; information regarding pricing, pricing techniques and procurement; financial data and forecasts regarding the Company and customers, suppliers and distributors of the Company; software programs and intellectual property (collectively, "Confidential Information"). All Confidential Information shall be and remain the sole property of the Company and its assigns, and the Company shall be and remain the sole owner of all patents, copyrights, trademarks, names and other rights in connection therewith and without regard to whether the Company is at any particular time developing or marketing the same. The Grantee acknowledges that the Confidential Information is a valuable, special and unique asset of the Company and its Affiliates and that Grantee’s access to and knowledge of the Confidential Information is essential to the performance of Grantee’s duties as an employee of the Company and its Affiliates. In light of the competitive nature of the business in which the Company and its Affiliates are engaged, the Grantee agrees that Grantee will, both during Grantee’s employment or service with the Company and its Affiliates and thereafter, maintain the strict confidentiality of all Confidential Information known or obtained by him or to which Grantee has access in connection with Grantee’s employment by or service with the Company and that Grantee will not, without prior written consent of the Board, for and on behalf of the Company, (i) disclose any Confidential Information to any person or entity (other than in proper performance of Grantee’s duties hereunder) or (ii) make any use of any Confidential Information for Grantee’s own purposes or for the direct or indirect benefit of any person or entity other than the Company or its Affiliates. Confidential Information shall not be deemed to include information that (w) becomes generally available to the public through no fault of Grantee, (x) is previously known by the Grantee prior to Grantee’s receipt of such information from the Company, (y) becomes available to Grantee on a non-confidential basis from a source which, to Grantee’s knowledge, is not prohibited from disclosing such information by legal, contractual or fiduciary obligation to the Company or (z) is required to be disclosed in order to comply with any applicable law or court order. Immediately upon termination of the Grantee’s employment or at any other time upon the Company’s request, the Grantee will return to the Company all memoranda, notes and data, computer software and hardware, records or other documents compiled by Grantee or made available to the Grantee during the Grantee’s employment with the Company concerning the Business of the Company, including without limitation, all files, records, documents, lists, equipment, supplies, promotional materials, keys, phone or credit cards and similar items and all copies thereof or extracts therefrom. Notwithstanding the foregoing, in certain limited circumstances described in the Company’s Confidentiality Guidelines, Grantee may disclose Confidential Information that consists of materials that would otherwise be subject to trade secret protection.

(b)
No Competition. For a period of one (1) year following the Grantee’s voluntary termination of employment with the Company or its Affiliates, but only if the Grantee has vested in some portion of the Units, the Grantee agrees that the Grantee shall not, on behalf of the Grantee or for others, directly or indirectly (whether as employee, consultant, investor, partner, sole proprietor or otherwise), be employed by, have an ownership interest in, or perform any services for a financial institution engaged in the same lines of business as the Company or its Affiliates ("Business of the Company") in any state of the United States where the Company is doing business. The parties agree that this provision shall not prohibit the ownership by the Grantee, solely as an investment, of securities of a person engaged in the Business of the Company if (i) the Grantee is not an "affiliate" (as such term is defined in Rule 12b-2 of the regulations promulgated under the Exchange Act) of the issuer of such securities, (ii) such securities are publicly traded on a national securities exchange and (iii) the Grantee does not, directly or indirectly, beneficially own more than two percent (2%) of the class of which such securities are a part.

(c)
No Solicitation of Employees. The Grantee agrees that, both during the Grantee’s employment with the Company and for a period of one (1) year following termination of the Grantee’s employment with the Company or its Affiliates for any reason, the Grantee will not, directly or indirectly, on behalf of the Grantee or any other person or entity, hire, engage or solicit to hire for employment or consulting or other provision of services, any person who is actively employed (or in the six (6) months preceding the Grantee’s termination of employment with the Company was actively employed) by the Company or its Affiliates, except for rehire by the Company or its Affiliates. This includes, but is not limited to, inducing or attempting to induce, or influence or attempting to influence, any person employed by the Company to terminate his or her employment with the Company.

(d)
No Solicitation of Customers. The Grantee agrees that, both during the Grantee’s employment with the Company and for a period of one (1) year following termination of the Grantee’s employment with the Company and its Affiliates for any reason, the Grantee will not directly, on behalf of any competitor of the Company or its Affiliates in the Business of the Company, solicit the business of any entity within the United States who is known by the Grantee to be a customer of the Company or its Affiliates.

(e)	Survival. The obligations and provisions contained in this Section shall survive the Grantee’s separation from service and this Agreement and shall be fully enforceable thereafter.

Section 10.Company Policies; Forfeiture.

(a)
The Grantee agrees that the grant of Restricted Stock Units and Performance Share Units and the shares of Common Stock issued upon vesting of the Units will be subject to any applicable clawback or recoupment policies, insider trading policies, policies related to confidential information and assignment of intellectual property, stock ownership guidelines and other policies that may be implemented or updated by the Company, from time to time.

(b)
Notwithstanding anything to the contrary in this Agreement or the Plan, the Grantee agrees that if either (i) Grantee is terminated by the Company with Cause or (ii), during the Grantee’s employment or other service with the Company or an Affiliate and thereafter, Grantee violates any of the restrictive covenants under Section 9 above, irrespective of whether the restrictive covenant is enforceable under applicable law, then immediately upon demand by the Company made within 90 days of the Company’s receipt of actual notice of the violation, any unvested Units shall be cancelled and the Grantee shall return to the Company all shares of Common Stock delivered in settlement of the Units, or the cash value received by the Grantee upon the sale of such shares, to the extent the foregoing were realized or received in the twenty-four months prior to Grantee’s termination.

Section 11.Notices. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or upon deposit with a reputable overnight courier. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address most recently provided by the Grantee to the Company.

Section 12.Incorporation of Plan Terms. The provisions of the Plan are incorporated by reference into these terms and conditions. To the extent any provision of this Agreement conflicts with the Plan, the terms of the Plan shall govern. The Grantee acknowledges receipt of a copy of the Plan and represents that the Grantee has reviewed the Plan and is familiar with the terms and provisions thereof. The Grantee hereby accepts this Agreement and the terms of the Plan.

Section 13.Successors and Assigns. This Agreement is personal to the Grantee and shall not be assignable by the Grantee other than by will or the laws of descent and distribution, without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the Grantee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. It shall not be assignable by the Company except in connection with the sale or other disposition of all or substantially all the assets or business of the Company.

Section 14.No Impact on Other Benefits. The value of the Grantee's Units is not part of the Grantee’s compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

Section 15.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Units in this Agreement does not create any contractual right or other right to receive any Units or other awards or grants in the future. Future awards, if any, will be at the sole discretion of the Committee. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee's employment with the Company or its Affiliates.

Section 16.Amendment. The Committee shall have authority, subject to the express provisions of the Plan, to interpret this Agreement and the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to modify the terms and provisions of this Agreement, and to make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in this Agreement in the manner and to the extent it shall deem necessary or desirable to carry it into effect. All action by the Committee under the provisions of this Section shall be final, conclusive and binding for all purposes. Any amendment to this Agreement shall be in writing signed by the Company and, if the amendment materially impairs the rights of the Grantee, by the Grantee.

Section 17.Code Section 409A. This Agreement and the award of Units hereunder are intended to be exempt from the requirements of Section 409A of the Code, and shall be interpreted and administered in accordance with such intent. Notwithstanding anything in the Plan or this Agreement to the contrary, the Grantee shall be solely responsible for the tax consequences of the Units, and in no event shall the Company have any responsibility or liability if an award under the Plan is subject to and/or fails to comply with the requirements of Code Section 409A.

Section 18.Code Section 280G. If a Change in Control occurs and payments are made under this Agreement, and the aggregate of the RSUs and PSUs awarded to Grantee that vest under this Agreement, and all payments under any other agreement, plan, program or policy of the Company in connection with such Change in Control ("Total Payments") will be subject to an excise tax under the provisions of Code Section 4999 ("Excise Tax"), the Total Payments shall be reduced so that the maximum amount of the Total Payments (after reduction) will be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent the after-tax value of amounts received by Grantee after application of the above reduction would exceed the after-tax value of the Total Payments received by Grantee without application of such reduction. In making any determination as to whether the Total Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Total Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change in Control).

Section 19.Entire Agreement. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

Section 20.Severability. If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion hereof, which remaining provision or portion hereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion hereof eliminated.

Section 21.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, as such laws are applied to contracts entered into and performed in such State, without giving effect to the choice of law provisions thereof. The jurisdiction and venue for any disputes arising under, or any action brought to enforce the terms of, this Agreement shall be resolved exclusively in the courts of the State of Michigan, including the Federal Courts located therein (should Federal jurisdiction exist).

Section 22.Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

Section 23.Acceptance. As a condition of receiving this Award, the Grantee agrees that the Committee, and to the extent that authority is afforded to the Board, the Board, shall have full and final authority to construe and interpret the Plan and this Agreement, and to make all other decisions and determinations as may be required under the Plan or this Agreement as they may deem necessary or advisable for administration of the Plan or this Agreement, and that all such interpretations, decisions and determinations shall be final and binding on the Grantee, the Company and all other interested persons. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

This Agreement is executed by the Company and the Grantee as of the date and year first written above.

GRANTEE	FLAGSTAR BANCORP, INC.
________________________________	By:	Christine M. Reid
	Its:	Corporate Secretary

ACKNOWLEDGEMENT OF INSIDER TRADING LAWS AND POLICY
NOTE: OUR INSIDER TRADING POLICY ADDRESSES VERY SERIOUS MATTERS. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY, PLEASE SEEK CLARIFICATION FROM OUR GENERAL COUNSEL.

The undersigned acknowledges that he/she has reviewed the Company’s Insider Trading Policy (the "Policy"), and will review any amendments to the Policy. The current Policy and any amendments will be maintained and available on the My Flagstar intranet. The undersigned agrees to comply with the restrictions and procedures contained in the Policy, as it may be amended from time to time.

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